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                                                                    EXHIBIT 16.1

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

August 3, 2000

Dear Sir/Madam,

We have read the paragraph under the caption "Changes in and Disagreements with Accountants on Accounting and Financial Disclosure" included in the Form S-4 of LTI Holdings, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP

Copy to:
Mr. Jay Wright, Chief Financial Officer, Speedcom Wireless International Corporation